Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:	CONTACT:
Terence R. Montgomery
610-480-8000
terry.montgomery@infrasourceinc.com

Mahmoud Siddig
212-889-4350
mahmoud.siddig@taylor-rafferty.com
INFRASOURCE SERVICES, INC. REPORTS SECOND QUARTER 2006 RESULTS
MEDIA, PA — July 26, 2006 — InfraSource Services, Inc. (NYSE:IFS), one of the largest specialty contractors servicing electric, natural gas and telecommunications infrastructure in the United States, today announced financial results for the second quarter ended June 30, 2006 near the upper end of previously announced net income guidance of $0.17 to $0.20 per diluted share exclusive of a non-cash charge associated with the refinancing of its credit facility.
Second Quarter Results
Revenues for the second quarter 2006 increased $26.3 million, or 11%, to $258.0 million, compared to $231.7 million for the same quarter in 2005 due primarily to growth in revenues from electric and telecommunications end markets offset in part by an anticipated decline in natural gas end market revenues.
Net income for the second quarter 2006 was $5.3 million, or $0.13 per diluted share, versus a net loss of $1.4 million, or $0.04 per diluted share, for the second quarter last year. Net income for the second quarter 2006 included a previously announced non-cash charge associated with the refinancing of bank debt of $0.06 per diluted share and stock-based compensation expenses pursuant to SFAS 123R and amortization of intangible assets totaling $0.02 per diluted share. Results for the second quarter 2006 also included a $5.0 million pre-tax loss on an electric transmission project and the associated reversal of pre-tax profit of $1.6 million recognized in prior periods. For comparative purposes, it should be noted that results for the second quarter 2005 included a pre-tax project loss of $8.5 million on an underground electric utility project.
EBITDA from continuing operations (non-GAAP) for the second quarter 2006 was $17.3 million compared to $8.5 million for the second quarter 2005, an increase of 104%.

Reconciliations of net income to our non-GAAP financial measures are included in the attached tables. Excluding the items in the attached table, income as adjusted (non-GAAP) was $8.5 million for the second quarter 2006 versus a loss of $0.3 million for the same quarter in 2005 and EBITDA as adjusted (non-GAAP) increased $14.0 million, or 165%, to $22.5 million for the second quarter 2006 versus $8.5 million for the second quarter a year ago.
Backlog & New Awards
At the end of the second quarter 2006, total backlog was $916 million, 9% higher than at the end of the second quarter 2005 and 2% less than at the end of the first quarter 2006. The increase in our backlog from the second quarter 2005 to the second quarter 2006 is primarily related to increases in our electric and telecommunications backlogs of 65% and 17%, respectively, offset in part by a 33% decrease in natural gas backlog due to the exit of certain low margin contracts and shorter than typical durations on the renewals of several of our natural gas master services agreement contracts. The decrease in our backlog from the first quarter 2006 to the second quarter 2006 is primarily related to anticipated decreases in our natural gas and construction-related telecommunications backlogs of 16% and 5%, respectively, largely offset by an increase of 14% in our electric backlog.
Among our awards during the second quarter 2006 were 20 scopes of electric work totaling $140 million, including the previously announced 85-mile 345kv electric transmission line for Bangor Hydro and electrical work for an emissions control project of a large coal-fired generation plant.
Recent Events
On June 30, 2006, InfraSource entered into a six-year credit agreement with a syndicate of banks led by Bank of America, N.A. The new $225 million secured revolving credit facility matures on June 30, 2012 and replaces the Company’s previous $85 million revolving credit facility and $84 million term loan. As a result of the consummation of the new credit facility, on June 30, 2006, the Company reduced its total senior debt to $75 million, increased its borrowing availability from $51 million to $116 million and reduced the initial rates on its borrowings by 150 basis points. The details of the new credit facility can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission on July 3, 2006.
As mentioned above, the Company expects to incur a loss on an electric transmission project in the Southwest. The project, which began in August 2005, is expected to be completed by the end of 2006 and was approximately 57% complete at June 30, 2006. As the project approached the mid-point of completion, the Company observed during normal business reviews that rates of production were proving to be less than anticipated. Following an in-depth review, in the second quarter, the Company recorded the entire expected pre-tax loss of $5.0 million and reversed previously recorded pre-tax profits of $1.6 million, consistent with the Company’s revenue recognition policy for contracts that are in a forecasted loss position. The Company believes it has taken the appropriate steps to mitigate the loss on this project.
David Helwig, Chief Executive Officer, said, “We are pleased with our results for the quarter which were near the upper end of our expectations due to strong operational performance on electric distribution and substation projects completed in support of customer work to meet summer peak load requirements, including the earning of performance bonuses. These results were achieved despite the impact of the transmission project loss. We have taken steps to mitigate the project loss and continue in our efforts to enhance project management and execution capabilities. Our backlog has remained relatively steady, as expected, with increases in our electric markets where we continue to target growth. We believe that we are well positioned to benefit from growth opportunities in our end markets; however, as we have said previously, our quarterly revenue and earnings will continue to depend on the timing and scope of contract awards, especially those for large electric projects, and our performance on those contracts.”
Six Months Financial Review
Revenues for the six months ended June 30, 2006 increased $63.0 million, or 15%, to $475.3 million, compared to $412.3 million for the same period in 2005 due primarily to growth in revenues from each of our electric, telecommunications and natural gas markets.
Net income for the six months ended June 30, 2006 was $7.8 million, or $0.19 per diluted share, versus net income of $1.3 million, or $0.03 per diluted share for the same period last year. Net income for the six months ended June 30, 2006 included the non-cash charge associated with the refinancing of our bank debt of $0.06 per diluted share, stock-based compensation expenses pursuant to SFAS 123R and amortization of intangible assets totaling approximately $0.04 per diluted share, as well as the $5.0 million pre-tax loss and $1.6 million reversal of pre-tax profit associated with the previously mentioned project loss.
EBITDA from continuing operations for the six months ended June 30, 2006 was $30.4 million compared to $23.3 million for the six months ended June 30, 2005, an increase of 30%.
Excluding the items in the attached table, income as adjusted was $12.0 million for the six months ended June 30, 2006 versus $1.4 million for the same period in 2005 and EBITDA as adjusted (non-GAAP) increased $17.8 million, or 91%, to $37.3 million for the six months ended June 30, 2006 versus $19.5 million for the same period a year ago.
Conference Call
InfraSource has scheduled a conference call for July 26, 2006 at 9:00AM EDT to discuss the results for the quarter and its updated guidance. This conference call will be webcast live on the InfraSource website at www.infrasourceinc.com by clicking on the investors, webcasts & presentations links. A webcast replay will be available immediately following the call at the same location on the website through July 25, 2007. For those investors who prefer to participate in the conference call by phone, please dial (719) 457-2654. An audio replay of the conference call will be available shortly after the call through August 2, 2006 by calling (719) 457-0820 and using passcode 9017134. For more information, please contact Mahmoud Siddig at Taylor Rafferty at (212) 889-4350.

About InfraSource
InfraSource Services, Inc. (NYSE:IFS) is one of the largest specialty contractors servicing electric, natural gas and telecommunications infrastructure in the United States. InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers. Further information can be found at www.infrasourceinc.com.
Safe Harbor Statement
Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “should,” “may,” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. However, these statements are subject to a number of known and unknown risks, uncertainties and other factors affecting our business that could cause our actual results to differ materially from those contemplated by the statements. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) technological, structural and cyclical changes that could reduce the demand for the services we provide; (2) loss of key customers; (3) the impact of variations between actual and estimated costs under our contracts, particularly our fixed-price contracts; (4) our ability to attract and retain qualified personnel; (5) our ability to successfully bid for and perform large-scale project work in accordance with our estimated costs; (6) work hindrance due to inclement weather events; (7) the definitive award of new contracts and the timing of the performance of those contracts; (8) project delays or cancellations; (9) the failure to meet schedule or performance requirements of our contracts; (10) the uncertainty of implementation of the recently enacted federal energy legislation; (11) the presence of competitors with greater financial resources and the impact of competitive products, services and pricing; (12) successful integration of acquisitions into our business; (13) close out of certain of our projects may or may not occur as anticipated or may be unfavorable to us; and (14) other factors detailed from time to time in our reports and filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update forward-looking statements even though our situation may change in the future.

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2005	June 30, 2006	June 30, 2005	June 30, 2006
		(Unaudited)
		(In thousands, except per share data)
Contract revenues	$231,670	$258,027	$412,300	$475,267
Cost of revenues	212,828	221,643	373,194	409,687

Gross profit	18,842	36,384	39,106	65,580

Selling, general and administrative expenses	17,651	23,012	34,159	46,083
Merger related costs	76	—	152	—
Provision of uncollectible accounts	4	41	84	31
Amortization of intangible assets	1,698	237	3,310	494

Income (loss) from operations	(587)	13,094	1,401	18,972
Interest income	28	173	222	409
Interest expense	(2,246)	(1,682)	(3,703)	(3,793)
Write-off of deferred financing costs	—	(4,296)	—	(4,296)
Other income (expense), net	634	1,487	5,015	1,563

Income (loss) from continuing operations before income taxes	(2,171)	8,776	2,935	12,855
Income tax expense (benefit)	(808)	3,551	1,234	5,196

Income (loss) from continuing operations	(1,363)	5,225	1,701	7,659

Discontinued operations:
Income (loss) from discontinued operations (net of income tax expense (benefit) of $(52), $67, $(267) and $88, respectively)	(47)	102	(369)	134

Net income (loss)	$(1,410)	$5,327	$1,332	$7,793

Basic income (loss) per share:
Income (loss) from continuing operations	$(0.04)	$0.13	$0.04	$0.19
Income (loss) from discontinued operations	—	—	(0.01)	0.01

Net income (loss)	$(0.04)	$0.13	$0.03	$0.20

Weighted average basic common shares outstanding	39,056	39,735	39,018	39,626

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.04)	$0.13	$0.04	$0.19
Income (loss) from discontinued operations	—	—	(0.01)	—

Net income	$(0.04)	$0.13	$0.03	$0.19

Weighted average diluted common shares outstanding	39,056	40,336	39,801	40,242

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2005	2006
	(Unaudited)
	(In thousands, except share data)
Current Assets
Cash and cash equivalents	$24,287	$20,491
Contract receivables (less allowances for doubtful accounts of $3,184 and $2,420, respectively)	137,762	138,307
Costs and estimated earnings in excess of billings	84,360	92,791
Inventories	9,183	8,828
Deferred income taxes	4,732	5,671
Other current assets	7,074	6,568
Receivables due from related party	—	316

Total current assets	267,398	272,972

Property and equipment (less accumulated depreciation of $55,919 and $68,097, respectively)	144,200	148,667
Goodwill	138,054	138,787
Intangible assets (less accumulated amortization of $19,861 and $20,355, respectively)	1,884	1,390
Deferred charges and other assets, net	10,501	6,728

Total assets	$562,037	$568,544

Current liabilities:
Current portion of long-term debt	$889	$51
Other liabilities — related parties	11,299	1,227
Accounts payable	44,939	47,482
Accrued compensation and benefits	20,454	22,798
Other current and accrued liabilities	20,515	20,338
Accrued insurance reserves	30,550	35,329
Billings in excess of costs and estimated earnings	15,012	18,456
Deferred revenues	6,590	6,569

Total current liabilities	150,248	152,250

Long-term debt, net of current portion	83,019	75,023
Deferred revenues	17,826	17,414
Other long-term liabilities — related party	420	—
Deferred income taxes	3,370	4,351
Other long-term liabilities	5,298	5,363

Total liabilities	260,181	254,401

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value (authorized - 12,000,000 shares; 0 shares issued and outstanding)	—	—
Common stock $.001 par value (authorized - 120,000,000 shares; issued and outstanding — 39,396,694 and 39,786,052, respectively)	39	40
Treasury stock at cost (29,870 and 29,870, respectively)	(137)	(137)
Additional paid-in capital	276,746	281,608
Retained earnings	24,640	32,433
Accumulated other comprehensive income	568	199

Total shareholders’ equity	301,856	314,143

Total liabilities and shareholders’ equity	$562,037	$568,544

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
(In thousands)
We believe investors’ understanding of our operating performance is enhanced by disclosing the following non-GAAP financial measures:
•	Net income, as adjusted (“Income as adjusted”), which we define as GAAP net income, adjusted for certain significant non-core items that, in management’s opinion, are not indicative of our core operating performance;

•	EBITA from continuing operations before extraordinary items, net (“EBITA from continuing operations”), which we define as net income before discontinued operations, income tax expense, interest expense, interest income and amortization;

•	EBITA from continuing operations, as adjusted (“EBITA as adjusted”), which we define as EBITA from continuing operations, adjusted for certain significant items that, in management’s opinion, are not indicative of our core operating performance;

•	EBITDA from continuing operations before extraordinary items, net (“EBITDA from continuing operations”), which we define as EBITA from continuing operations before depreciation; and

•	EBITDA from continuing operations, as adjusted (“EBITDA as adjusted”), which we define as EBITA as adjusted before depreciation.
The significant non-core items for the periods shown are set forth in the tables below. We believe it is helpful to an understanding of our business to assess the effects of these items on our results of operations in order to evaluate our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar charges will not recur or that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.
We present these non-GAAP financial measures primarily as supplemental performance measures because we believe they facilitate operating performance comparisons from period to period and company to company as they exclude certain items that we believe are not representative of our core operations. In addition, we believe that these measures are used by financial analysts as measures of our financial performance and that of other companies in our industry. Because Income as adjusted, EBITA from continuing operations, EBITDA from continuing operations, EBITA as adjusted and EBITDA as adjusted facilitate internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use these measures for business planning and analysis purposes, in measuring our performance relative to that of our competitors and/or in evaluating acquisition opportunities. In addition, we use certain of these measures in establishing incentive compensation goals and/or determining compliance with covenants in our senior credit facility. We use EBITA from continuing operations and EBITA as adjusted in addition to our other non-GAAP measures because they include all aspects of our equipment charges, including both operating leases and depreciation from owned equipment. We believe these are important measures for analyzing our performance because they eliminate the variation related to lease versus purchase decisions on capital equipment. Because Income as adjusted, EBITA from continuing operations, EBITDA from continuing operations, EBITA as adjusted and EBITDA as adjusted have limitations as analytical tools, you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	These measures do not include cash expenditures for capital purchases or contractual commitments;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect cash requirements for such replacements;

•	These measures do not reflect the non-cash costs of our stock-based compensation plans, which are an on-going component of our executive compensation program.

•	These measures do not reflect changes in, or cash requirements necessary to service interest or principal payments on, our indebtedness;

•	Income as adjusted, EBITA as adjusted and EBITDA as adjusted do not necessarily reflect adjustments for all earnings or charges resulting from matters that we may consider not to be indicative of our core operations; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
(In thousands)

	Three Months Ended	Three Months Ended
	June 30, 2005	June 30, 2006
Net income (loss) (GAAP)	$(1,410)	$5,327
Loss (income) from discontinued operations (net of tax)	47	(102)
Amortization of intangible assets relating to purchase accounting	1,066	141
Stock compensation expenses	—	569
Write-off of deferred financing costs	—	2,558

Income (loss) as adjusted (a non-GAAP financial measure)	$(297)	$8,493

	Three Months Ended	Three Months Ended
	June 30, 2005	June 30, 2006
Net income (loss) (GAAP)	$(1,410)	$5,327
Loss (income) from discontinued operations (net of tax)	47	(102)
Income tax expense (benefit)	(808)	3,551
Interest expense	2,246	1,682
Interest income	(28)	(173)
Amortization of intangible assets relating to purchase accounting	1,698	237

EBITA from continuing operations (a non-GAAP financial measure)	1,745	10,522

Stock compensation expenses	—	955
Write-off of deferred financing costs	—	4,296

EBITA as adjusted (a non-GAAP financial measure)	$1,745	$15,773

Depreciation	6,803	6,753

EBITDA from continuing operations (a non-GAAP financial measure)	$8,548	$17,275

EBITDA as adjusted (a non-GAAP financial measure)	$8,548	$22,526

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
(In thousands)

	Six Months Ended	Six Months Ended
	June 30, 2005	June 30, 2006
Net income (GAAP)	$1,332	$7,793
Loss (income) from discontinued operations (net of tax)	369	(134)
Amortization of intangible assets relating to purchase accounting	1,918	294
Litigation judgment reversal	(2,194)	—
Stock compensation expenses	—	1,087
Secondary offering costs	—	439
Write-off of deferred financing costs	—	2,560

Income as adjusted (a non-GAAP financial measure)	$1,425	$12,039

	Six Months Ended	Six Months Ended
	June 30, 2005	June 30, 2006
Net income (GAAP)	$1,332	$7,793
Loss (income) from discontinued operations (net of tax)	369	(134)
Income tax expense	1,234	5,196
Interest expense	3,703	3,793
Interest income	(222)	(409)
Amortization of intangible assets relating to purchase accounting	3,310	494

EBITA from continuing operations (a non-GAAP financial measure)	9,726	16,733

Litigation judgment reversal	(3,785)	—
Stock compensation expenses	—	1,825
Secondary offering costs	—	737
Write-off of deferred financing costs	—	4,296

EBITA as adjusted (a non-GAAP financial measure)	$5,941	$23,591

Depreciation	13,597	13,664

EBITDA from continuing operations (a non-GAAP financial measure)	$23,323	$30,397

EBITDA as adjusted (a non-GAAP financial measure)	$19,538	$37,255

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Supplemental Financial Data
(Unaudited)
(In millions)

	Three Months Ended		Three Months Ended		Increase/(decrease)
Revenues by End Market	June 30, 2005		June 30, 2006		$	%

Electric Power
- Transmission	$38.1	16.4%	$59.4	23.0%	$21.3	55.9%
- Substation	40.4	17.4%	58.1	22.5%	17.7	43.8%
- Other Electric	43.1	18.6%	32.3	12.5%	(10.8)	-25.1%

Subtotal	121.6	52.5%	149.8	58.1%	28.2	23.2%
Natural Gas	75.9	32.8%	72.3	28.0%	(3.6)	-4.7%
Telecommunications	25.4	11.0%	29.7	11.5%	4.3	16.9%
Other	8.8	3.8%	6.2	2.4%	(2.6)	-29.5%

Total	$231.7	100.0%	$258.0	100.0%	$26.3	11.4%

	Six Months Ended		Six Months Ended		Increase/(decrease)
	June 30, 2005		June 30, 2006		$	%

Electric Power
- Transmission	$77.6	18.8%	$117.2	24.7%	$39.6	51.0%
- Substation	73.0	17.7%	96.9	20.4%	23.9	32.7%
- Other Electric	84.9	20.6%	69.6	14.6%	(15.3)	-18.0%

Subtotal	235.5	57.1%	283.7	59.7%	48.2	20.5%
Natural Gas	119.0	28.9%	126.2	26.6%	7.2	6.1%
Telecommunications	44.8	10.9%	54.1	11.4%	9.3	20.8%
Other	13.0	3.2%	11.3	2.4%	(1.7)	-13.1%

Total	$412.3	100.0%	$475.3	100.0%	$63.0	15.3%

					Increase/(decrease)
Backlog by End Market	June 30, 2005		June 30, 2006		$	%

Electric Power
- Transmission	$118.1	14.0%	$214.7	23.4%	$96.6	81.8%
- Substation	93.3	11.1%	136.5	14.9%	43.2	46.3%
- Other Electric	54.8	6.5%	88.1	9.6%	33.3	60.8%

Subtotal	266.2	31.6%	439.3	48.0%	173.1	65.0%
Natural Gas	369.7	43.8%	247.4	27.0%	(122.3)	-33.1%
Telecommunications	189.6	22.5%	221.4	24.2%	31.8	16.8%
Other	18.2	2.2%	7.7	0.8%	(10.5)	-57.7%

Total	$843.7	100.0%	$915.8	100.0%	$72.1	8.5%

					Increase/(decrease)
	March 31, 2006		June 30, 2006		$	%

Electric Power
- Transmission	$176.1	18.9%	$214.7	23.4%	$38.6	21.9%
- Substation	136.4	14.6%	136.5	14.9%	0.1	0.1%
- Other Electric	72.7	7.8%	88.1	9.6%	15.4	21.2%

Subtotal	385.2	41.3%	439.3	48.0%	54.1	14.0%
Natural Gas	293.7	31.5%	247.4	27.0%	(46.3)	-15.8%
Telecommunications	233.7	25.1%	221.4	24.2%	(12.3)	-5.3%
Other	19.3	2.1%	7.7	0.8%	(11.6)	-60.1%

Total	$931.9	100.0%	$915.8	100.0%	$(16.1)	-1.7%

Note:	Percentages may not add due to rounding.